Exhibit 23.4

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 (Registration No. 333-111361) of Euronet Worldwide, Inc. of our report dated February 6, 2004 relating to the financial statements of transact Elektronische Zahlungssysteme GmbH, Martinsried, which appears in the Current Report on Form 8-K/A of Euronet Worldwide, Inc. dated November 25, 2003. We consent to the use of the aforementioned report in such Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”

Grant Thornton GmbH

Hamburg, Germany

February 16, 2004

Grant Thornton GmbH

Wirtschaftsprüfungsgessellschaft

/s/ Kirnberger	/s/ Fleischmann

Dr. Kirnberger Wirtschaftsprüfer	Fleischmann Wirtschaftsprüfer